PLAN DOCUMENT

Key Employee

Stock Option Based Incentive Program

Fiscal Year 2003

(“Incentive Program”)

Contents

A.      Purpose

B.      Effective Date

C.      Incentive Program Changes

D.      Incentive Program Administration

E.                    Participation

F.                    Overall Incentive Program Concepts and Definitions

G.                   Example

H.      Procedure

I.        Interpretation Of Incentive Program Terms

Attachment:   Letter Acknowledging Participation

A.                    Purpose

The purpose of the Key Employee Stock Option Based Incentive Program for Fiscal Year 2003 (“Incentive Program”) is to encourage and reward performance which contributes to the Company’s success.  Stock option incentives which complement base salary will be awarded to eligible Exar employees.

B.                  Effective Date

The period April 1, 2002 through March 31, 2003 is considered the “Incentive Program Year”.

C.                  Incentive Program Changes

The Company, at its sole discretion, with the approval of the Board of Directors, may amend, alter, or cancel this Incentive Program at any time.

D.                  Incentive Program Administration

The Incentive Program will be administered by the Incentive Program Committee consisting of the President/CEO and the Executive Vice President/CFO with the staff support of the Human Resources Director.  The role of the Incentive Program Committee is to interpret the provisions and intent of the plan, evaluate and determine eligibility, amend and modify the plan administration, and communicate the Incentive Program provisions to participants, as necessary. The President/CEO will approve the final recommendations to be submitted for Board of Directors’ approval.

E.                    Participation

Eligibility in this Incentive Program is determined by the recommendations of senior management and the approval of the President/CEO and the Board of Directors.

1.                     New Hires

(a)          Employees hired after the beginning of the Incentive Program Year who are approved as participants will have prorated stock option awards, and the grant date will be the date of hire.

(b)         Employees hired in the final quarter of the Incentive Program Year (January 1, 2003 through March 31, 2003) are not eligible to participate in the Incentive Program.

2.                     This is a Incentive Program has been adopted only for FY2003.  Participants in previous year(s) are not automatically included in the incentive Program or in any similar incentive compensation programs that may be adopted by the Company.  A number of factors may change from year to year, such as: business conditions, individual employee contribution, criticality of certain positions, etc.

3.                     Inclusion in the Incentive Program does not constitute a guarantee of employment, or specific award of future stock options.

F.                    Overall Incentive Program Concepts and Definitions

1.                     Base Salary:  Projected base salary as of March 31, 2002.

2.                     Target Cash Incentive:  A percentage of the projected base salary used to calculate the stock option award, as determined by senior management.

3.                     Stock Option Award:  The number of options awarded will be calculated using the employee’s Target Cash Incentive (see section G), divided by $10.00.  The options granted are “non-qualified” and therefore subject to applicable taxes at time of exercise.

4.                     Stock Option Price:  $22.925 per share (fair market value of Exar stock as of December 5, 2001).

5.                     Option Grant Date:  December 5, 2001.

6.                     Vesting Schedule:  Stock options granted for this Incentive Program will vest in equal amounts over a twelve month period beginning April 5, 2002 and ending March 5, 2003.

7.                     Expiration of Grant:  Seven (7) years from the date of grant, or three (3) months from the  employee’s date of termination, whichever is sooner.

G.            Example:

Employee projected base salary on 3/31/02	$104,000
Target Cash Incentive @ 15%	$15,600
Possible gain estimate	$10

Stock Option Award (divided by $10 gain/share)

$15,600	=	1,560 options
$10

H.                  Procedure

Employees selected for inclusion in this Incentive Program will be notified in writing and provided a copy of the Incentive Program.  Any changes in the Incentive

Program or the measurement criteria must be approved in writing by the President/CEO and the Board of Directors.

Participants are eligible to exercise their options at any time once they are vested. Designated insiders have different requirements for exercising.

I.                       Interpretation of Incentive Program Terms

                              The Incentive Program Committee, with the approval of the Board of Directors, is responsible for the interpretation of the Incentive Program.  Any resolution or dispute regarding eligibility, determination of procedures, measurements, or awards is the sole responsibility of the Incentive Program Committee with the Board of Directors’ approval.

Attachment

I acknowledge receiving a copy of the Incentive Program “Key Employee Stock Based Incentive Program” for the period April 1, 2002 through March 31, 2003.  I have read and understand the terms of this Incentive Program, and also understand that this Incentive Program neither constitutes a contract of employment nor a representation as to my future earnings or award of stock options.  The Letter of Notification and the Incentive Program constitute the entire agreement and supersede any prior written and oral agreements. Further, I understand that the Incentive Program Committee and the Board of Directors have the sole discretionary authority for interpreting the provisions of the Incentive Program and determining eligibility.

Employee Name (Please Print)

Employee Signature

Date